EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of HFS Incorporated (the "Company") on Form S-3 of our report dated February 7, 1995 related to the consolidated balance sheets of Century 21 Real Estate Corporation (formerly a wholly-owned subsidiary of Metropolitan Life Insurance Company) and subsidiaries as of December 31, 1994, 1993, and 1992, and the related consolidated statements of income, stockholder's equity and cash flows for the years then ended included in the Company's Current Report on Form 8-K/A dated August 18, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

    /s/ Deloitte & Touche LLP
    Costa Mesa, California
    August 26, 1996